EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
American Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
American Realty Investors, Inc. Reports Fourth Quarter 2007 Results
DALLAS (March 31, 2008) — American Realty Investors, Inc. (NYSE: ARL), a Dallas-based real estate investment company, today reported net income for the year ended December 31, 2007. The Company is aware of the challenges that are currently facing the real estate industry. Despile these issues, given the quality of the underlying assets and our attention to details, management remains highly focused on its operations, development projects and investment strategy.
ARJ announced today that the Company reported net income applicable to common shares of $24.1 million or $2.35 per diluted share as compared to $10.6 million or $1.04 per diluted share for the twelve months ended December 31, 2007 and 2006, respectively.
In addition, income applicable to common shares for the three months ended December 31, 2007 was $60.6 million or $4.49 per diluted share as compared to income applicable to common shares of $28.8 million or $2.20 per diluted share for the same period ended 2006.
Results for the year ended December 31, 2007:
     Rents and other property revenues were $176.9 million in 2007 as compared to $147.6 million in 2006 and an increase of $29.3 million. A majority of the increase was due to revenues associated with the acquisition of commercial (ParkWest I & II) in January of 2007.
     Property operations expenses were $112.5 million in 2007 as compared to $98.6 million in 2006, an increase of $13.9 million. A majority of the increase was due to revenues associated with the acquisition of commercial (ParkWest I & II) in January of 2007.
     Depreciation and amortization expenses were $24.4 million in 2007 as compared to $21.9 million in 2006, an increase of $2.5 million. Again, a majority of the increase was due to the acquisition of ParkWest I & II.
     General and administrative expenses were $15.9 million in 2007 as compared to $9.3 million in 2006, an increase of $6.6 million. The increase is due to higher legal and consulting fees in the current year. In addition, the prior year amount includes credits for litigation reimbursements of approximately $3.3 million.
     Advisory fees to affiliate were $14.9 million in 2007 as compared to $12.7 million in 2006, an increase of $2.2 million. The increase was due to was due to higher gross assets in 2007 than 2006.
     Gain on foreign currency translation was $2.4 million in 2007 as compared to $2,000 in 2006, an increase of $2.4 million. The increase was due to the currency translation associated with our hotel in Poland.
     Mortgage loan interest expenses were $89.8 million in 2007, as compared to $67.9 million in 2006, an increase of $21.9 million. The increase is due increase in debt due to refinancings, new loans on acquisitions (mainly ParkWest I & II), and construction draws.
     Gain on involuntary conversion of $34.7 million in 2007 and $20.5 million in 2006, represents the insurance proceeds related to Hurricane Katrina.
     In 2007, we took an impairment charge of $1.0 million to write down the Executive Court and the Encon Warehouse.
     In 2007, we paid $1.3 million in expense towards the settlement of the Sunset litigation that were not previously accrued. There were no significant litigation settlement expenses in 2006.
     Gain on land sales was $20.5 million in 2007 as compared to $24.0 million in 2006. In 2007, we sold 252 acres of land in 18 separate transactions with an aggregate sales price of $36.0 million. The average sales price was $142,000 per acre. In 2006, we sold 317 acres of land in 19 separate transactions for at an average sales price of $195,000 per acre.
     Net income from discontinued operations was $29.2 million in 2007 as compared $13.5 in 2006, For 2007 and 2006, income from discontinued operations relates to 59 properties of which 20 were sold in 2006, 18 sold in 2007 and 21 were held for sale and subsequently sold in 2008.

Results for the quarter ended December 31, 2007:
Rents and other property revenues were $46.1 million for the quarter ended December 31, 2007 as compared to $39.4 million for the same period ended 2006. The increase was mainly due to our acquisition of ParkWest I & II in January of 2007, along with the continued lease-up of our developed property apartments. This also accounts for our increased operating expenses of $43.2 million for the quarter ended December 31, 2007 as compared to $37.8 for the same period ended 2006.
Other income was $11.1 million for the quarter ended December 31, 2007 as compared to $3.1 million for the same period ended 2006. A majority of the increase is due to the receipt of the remaining insurance proceeds related to hurricane Katrina, offset by an increase in mortgage interest expense.
Gain on land sales for the quarter ended were $8.8 million for the quarter ended December 31, 2007 as compared to $2.0 million for the same period ended 2006. During the fourth quarter, we sold 140 acres of land at a gross sales price of $11.9 million, receiving cash proceeds of $6.5 million.
Income from discontinued operations was $25.9 million for the quarter ended December 31, 2007 as compared to $13.2 million for the same period in 2006. During the fourth quarter, we sold 5 apartments, 1 hotel, and 1 commercial building for a gross sales price of $80.3 million, receiving cash proceeds of $32.1 million. In addition, subsequent to year end 21 properties were repositioned as held for sale and included in income from discontinued operations.
About American Realty Investors, Inc.
American Realty Investors. Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, go to ARI’s web site at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31, 2007
	2007	2006	2005
	(dollars in thousands)
Revenues:

Rental and other property revenues	$176,930	$147,563	$123,147

Expenses:
Property operating expenses	112,454	98,649	82,638
Depreciation and amortization	24,430	21,949	17,421
General and administrative	15,966	9,321	14,040
Advisory fee to affiliate	14,898	12,678	9,336

Total operating expenses	167,748	142,597	123,435

Operating income (loss)	9,182	4,966	(288)

Other income (expense):
Interest income	6,156	6,000	5,439
Gain on foreign currency transaction	2,368	2	292
Other income	8,406	6,181	2,652
Mortgage and loan interest	(89,848)	(67,904)	(50,663)
Net income fee to affiliate	514	(972)	(3,712)
Incentive fee to affiliate	(5,599)	(1,490)	(1,128)
Discount on notes receivable	—	(1,170)	(15)
Gain on involuntary conversion	34,771	20,479	—
Provision for impairment	(1,003)	—	—
Litigation settlement	(1,354)	15	(130)

Total other income (expense)	(45,589)	(38,859)	(47,265)

Loss before gain on land sales, minority interest, and equity in earnings of investees	(36,407)	(33,893)	(47,553)
Gain on land sales	20,468	23,973	39,926
Minority interest	(2,652)	672	(3,056)
Equity in income (loss) of investees	286	1,540	397

Income (loss) from continuing operations before income tax benefit	(18,305)	(7,708)	(10,286)
Income tax benefit (expense)	15,703	7,271	20,196

Net income (loss) from continuing operations	(2,602)	(437)	9,910

Income from discontinued operations before tax expense	44,867	20,774	57,703
Income tax benefit (expense)	(15,703)	(7,271)	(20,196)

Net income (loss) from discontinuing operations	29,164	13,503	37,507

Net income	26,562	13,066	47,417
Preferred dividend requirement	(2,490)	(2,491)	(2,572)

Net income applicable to common shares	$24,072	$10,575	$44,845

Earnings per share — basic
Income (loss) from continuing operations	$(0.50)	$(0.29)	$0.72
Discontinued operations	2.85	1.33	3.70

Net income applicable to common shares	$2.35	$1.04	$4.42

Earnings per share — diluted
Income (loss) from continuing operations	$(0.50)	$(0.29)	$0.56
Discontinued operations	2.85	1.33	2.86

Net income applicable to common shares	$2.35	$1.04	$3.42

Weighted average common share used in computing earnings per share	10,227,593	10,149,000	10,149,000
Weighted average common share used in computing diluted earnings per share	10,227,593	10,149,000	13,106,000

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
	(dollars in thousands)
Assets
Real estate held for investment	$1,508,815	$1,249,833
Less—accumulated depreciation	(148,404)	(178,029)

	1,360,411	1,071,804
Real estate held for sale, net of depreciation	61,128	134,593
Real estate subject to sales contracts	64,320	66,027
Notes and interest receivable
Performing	69,977	50,668
Non-performing	16,468	2,963

	86,445	53,631
Less—allowance for estimated losses	(2,978)	(1,000)

	83,467	52,631
Marketable securities, at market value	13,157	9,038
Cash and cash equivalents	11,560	7,035
Restricted cash	2,556	6,000
Investments in equity investees	23,867	25,056
Other assets	157,388	121,487

	$1,777,854	$1,493,671

Liabilities and Stockholders’ Equity
Liabilities:
Notes and interest payable	$1,221,987	$1,022,370
Liabilities related to assets held-for-sale	116,377	43,579
Liabilities subject to sales contracts	62,513	58,816
Stock-secured notes payable	17,546	22,452
Accounts payable and other liabilities	104,884	107,771

	1,523,307	1,254,988

Commitments and contingencies
Minority interest	62,161	78,194
Stockholders’ equity
Preferred Stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A, 3,390,316 shares in 2007 and 2006 (liquidation preference $33,909), including 900,000 shares in 2007 and 2006 held by subsidiaries	4,979	4,979
Common Stock, $.01 par value, authorized 100,000,000 shares; issued 11,592,272 shares in 2007 and 2006	114	114
Treasury stock, at cost; 1,129,530 and 1,443,272 shares in 2007 and 2006, respectively	(12,664)	(15,146)
Paid-in capital	100,277	93,378
Retained earnings	99,452	75,380
Accumulated other comprehensive income (loss)	228	1,784

	192,386	160,489

	$1,777,854	$1,493,671